SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT


Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934



Date of Report
(Date of earliest event reported) - May 6, 1994


                           HUBCO, INC.
       (Exact Name of Registrant as Specified in Charter)


                           NEW JERSEY
         (State or Other Jurisdiction of Incorporation)

          1-8660                        22-2405746
(Commission File Number)      (IRS Employer Identification No.)

      3100 Bergenline Avenue, Union City, New Jersey  07087
            (Address of Principal Executive Offices)

                         (201) 348-2300
                 (Registrant's Telephone Number)

Item 5 - Other Events

      On May 6, 1994, HUBCO, Inc. ("HUBCO") announced that its subsidiary, Hudson United Bank (the "Bank") acquired the deposits of four branches of Polifly Federal Savings and Loan Association ("Polifly") from the Resolution Trust Corporation (the "RTC"). In connection with the acquisition, the Bank assumed deposits of approximately $105 million, received approximately $98 million in cash and cash equivalents, and acquired approximately $500,000 in passbook loans. Effective May 7, 1994, the Bank opened branches at four locations formerly housing Polifly branches, including two locations in Bergenfield, one in Maywood and one in Hackensack, New Jersey. The Bank also acquired an option to buy the bank premises formerly owned by Polifly at three of the four acquired branches at 93% of their fair market value. The Bank paid the RTC a premium of $6,180,000 million in connection with the acquisition of the deposits.
     HUBCO presently has two acquisitions pending. In May 1993, HUBCO agreed to acquire Statewide Savings Bank, S.L.A., a mutual savings and loan association with approximately $500 million in assets. In November 1993, HUBCO agreed to acquire Washington Bancorp, Inc., the bank holding company for Washington Savings Bank, a savings bank with approximately $280 million in assets. HUBCO is awaiting regulatory approval for both acquisitions.
     HUBCO, Inc. is the bank holding company for Hudson United Bank which operates branches in Bergen, Essex, Hudson, Middlesex, Morris and Passaic Counties.

Item 7 - Exhibits
     (1)  Press release, dated May 6, 1994.

                           SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   HUBCO, INC.


Dated: May 10, 1994           By:  /s/ Kenneth T. Neilson
                                   Kenneth T. Neilson
                                   President & Chief Executive
                                   Officer